As filed with the Securities and Exchange Commission on April 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ROUSE COMPANY

(Exact name of registrant as specified in its charter)

Maryland	52-0735512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10275 Little Patuxent Parkway Columbia, Maryland	21044-3456
(Address of principal executive offices)	(Zip code)

THE ROUSE COMPANY INCENTIVE BONUS DEFERRAL PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
Gordon H. Glenn, Esquire Senior Vice President, General Counsel and Secretary The Rouse Company 10275 Little Patuxent Parkway Columbia, Maryland 21044-3456 (410) 992-6000	Wm. David Chalk, Esquire Piper Rudnick LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Incentive Bonus Deferral Plan Obligations (1)	$6,250,000	N/A	$6,250,000	$505.63

(1)	The obligations under The Rouse Company Incentive Bonus Deferral Plan (the “Plan”) are unsecured general obligations of The Rouse Company to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the ”Securities Act”). Such information is not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by The Rouse Company (the ”Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002; and

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the year covered by the document referred to in (a) above.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Under the Plan, the Registrant will provide eligible employees the opportunity to defer a specified portion of their incentive cash bonuses. The obligations of the Registrant under the Plan (the ”Obligations”) are general unsecured obligations to pay deferred compensation in the future, in accordance with the terms of the Plan, from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The Obligations will consist of amounts equal to each Plan participant’s account, which will be credited with the portion of the incentive cash bonus that each participant defers in accordance with the terms of the Plan and earnings (or losses) based on the deemed investment of such amounts in one or more funds offered under the Plan and selected by the participant. The Obligations cannot be alienated, encumbered, or assigned, and may pass only to a survivor beneficiary under the Plan or to the participant’s estate.

The Obligations generally will be paid in cash at a time elected by the participant or at the participation’s termination of employment, pursuant to the terms of the Plan, in a lump sum or in installments over a period not to exceed ten years, as elected by the participant, pursuant to the terms of the Plan.

The Obligations are not subject to redemption, in whole or in part, prior to the participant’s termination of employment or at such time elected by the participant other than (i) in the event of unanticipated hardship or inequity, subject to approval by the Plan’s administrator, and (ii) in the case the Plan is terminated. The Registrant reserves the right to amend or terminate the Plan at any time, provided that no amendment or termination of the Plan will reduce any benefits vested or accrued by the participant as of the date of such action. If the Plan is terminated, the participant will have the right to the full amount of the participant’s benefit accrued as of the date immediately prior to the effective date of the termination, as if the participant had terminated employment as of that date.

The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations, and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the Obligations registered on this Registration Statement are being passed upon for the Registrant by Gordon H. Glenn, Esquire, the Registrant’s Senior Vice President, General Counsel and Secretary. Mr. Glenn is eligible to participate in the Plan. In addition, as of April 10, 2003, Mr. Glenn was the direct owner of 23,459 shares of the Registrant’s common stock, of which 13,280 shares were restricted stock. As of such date, Mr. Glenn also held options to purchase 50,760 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Article IX of the Bylaws of the Registrant provides that directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Registrant and appointed by either the Board of Directors or the Chief Executive Officer. Paragraph (f) of Article Seventh of the Amended and Restated Articles of Incorporation of the Registrant provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for money damages.

The Registrant maintains directors and officers insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, The Rouse Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on the 14th day of April, 2003.

THE ROUSE COMPANY

By:	/s/ Anthony W. Deering
Anthony W. Deering Chairmanof the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony W. Deering Anthony W. Deering	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 14, 2003

/s/ Thomas J. DeRosa Thomas J. DeRosa	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	April 14, 2003

/s/ Melanie M. Lundquist Melanie M. Lundquist	Senior Vice President and Corporate Controller (Principal Accounting Officer)	April 14, 2003

A majority of the Board of Directors (David H. Benson, Jeremiah E. Casey, Platt W. Davis, III, Anthony W. Deering, Rohit M. Desai, Juanita T. James, Hanne M. Merriman, Roger W. Schipke, John G. Schreiber, Mark R. Tercek and Gerard J. M. Vlak).

Date:	April 14, 2003	By:	/s/ Anthony W. Deering
Anthony W. Deering For himself and as Attorney-in-Fact for the above-named members of the Board of Directors

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Counsel regarding the legality of the Obligations (contains Consent of Counsel).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Accountants (filed herewith).

24.1	Power of Attorney (filed herewith).